Exhibit 4.2

[FACE OF NOTE]

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREIN. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, SA/NV, AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”) AND CLEARSTREAM BANKING, S.A. (“CLEARSTREAM” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.

COLGATE-PALMOLIVE COMPANY
0.300% SENIOR NOTE DUE 2029

No.	COMMON CODE No.: 240587548
ISIN No.: XS2405875480

€

COLGATE-PALMOLIVE COMPANY, a Delaware corporation, for value received promises to pay to The Bank of New York Depository (Nominees) Limited as the nominee of The Bank of New York Mellon, London Branch, as common depositary for Euroclear Bank S.A./N.V. and Clearstream Banking, S.A., or registered assigns, the Principal Amount of                      EUROS on November 10, 2029.

Interest Payment Date: Annually in arrears on November 10, beginning on November 10, 2022 (each, an “Interest Payment Date”).

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

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IN WITNESS WHEREOF, Colgate-Palmolive Company has caused this Note to be duly executed by one of its duly authorized officers.

COLGATE-PALMOLIVE COMPANY

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the Securities of
the series designated therein referred
to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory
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(REVERSE OF NOTE)

COLGATE-PALMOLIVE COMPANY
0.300% Senior Note due 2029

1.	Interest

Colgate-Palmolive Company (the “Issuer”) promises to pay interest on the principal amount of this Note at the rate per annum described above. Cash interest on the Notes will accrue from the most recent date to which interest has been paid; or, if no interest has been paid, from November 10, 2021. Interest on this Note will be paid to, but excluding, the relevant Interest Payment Date. The Issuer will pay interest annually in arrears on each Interest Payment Date, commencing November 10, 2022. Interest on each Interest Payment Date will be paid to the persons in whose names the Notes were registered as of, if the Notes are in definitive form, the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the Interest Payment Date or, if the Notes are represented by one or more global Notes, the close of business on the Business Day (for this purpose, a day on which Clearstream and Euroclear are open for business) immediately preceding the related Interest Payment Date. Interest will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or November 10, 2021 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Any payment otherwise required to be made in respect of this Note on a date that is not a Business Day may be made on the next succeeding Business Day with the same force and effect as if made on that date. No additional interest shall accrue as a result of a delayed payment. The Issuer shall pay interest on any overdue principal, premium, if any and/or interest to the extent legally enforceable at the interest rate per annum specified above, until the principal hereof is paid or duly made available for payment.

2.	Paying Agent and Registrar.

Initially, The Bank of New York Mellon, London Branch, (the “London Paying Agent”) will act as paying agent. The Bank of New York Mellon (the “Trustee”) will initially act as security registrar for the Notes. The Issuer may change any paying agent or security registrar upon notice to the Trustee.

3.	Indenture; Defined Terms.

This Note is one of the 0.300% Senior Notes due 2029 (the “Notes”) issued under an indenture, dated as of November 15, 1992 (the “Base Indenture”), by and between the Issuer and the Trustee, and established pursuant to an Officer’s Certificate, dated November 10, 2021, issued pursuant to Section 301 of the Indenture (together with the Base Indenture, the “Indenture”). This Note is a “Security” and the Notes are “Securities” under the Indenture.

“Business Day” means any day other than a Saturday or Sunday, (1) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in The City of New York and London and

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(2) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET system), or any successor there to, is open.

For purposes of this Note, unless otherwise defined herein, capitalized terms herein are used as defined in the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date on which the Base Indenture was qualified under the Trust Indenture Act. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement of them.

4.	Payment on the Notes

All payments of principal of, and interest and Additional Amounts (as provided in Section 8 hereof, if any), including payments made upon any redemption of the Notes, will be payable in euro; provided, that if the euro is unavailable to the Issuer due to the imposition of exchange controls or other circumstances beyond its control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to the Issuer or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the Market Exchange Rate (as defined in the Indenture). Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Notes or the Indenture. Neither the Trustee nor the London Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

5.	Denominations; Transfer; Exchange.

The Notes are in registered form, without coupons, in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof. This Note is exchangeable only if (i) the Issuer has been notified that both Clearstream and Euroclear have both been closed for business for a continuous period of at least 14 days (other than by reason of holiday, statutory or otherwise) or have announced an intention permanently to cease business or have in fact done so and no successor clearing system is available, (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes in definitive form or (iii) there has occurred and is continuing an Event of Default with respect to the Notes.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Security Register of the Issuer upon surrender of this Note for registration of transfer at the office or agency of the Issuer in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount with the same terms and provisions, will be issued by the Issuer to the designated transferee or transferees.

6.	Amendment; Supplement; Waiver.

The Indenture permits the amendment thereof for specified purposes, including, among other things, amendments that do not materially adversely affect the rights of any Holder of a Note, or

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curing ambiguities and correcting inconsistencies, by the Issuer and the Trustee without the consent of the Holders. The Indenture also permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Notes to be adversely affected thereby at any time by the Issuer and the Trustee with the consent of the Holders of a majority in aggregate principal amount of Notes at the time outstanding, adversely affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the outstanding Notes, on behalf of the Holders of such Notes, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

7.	Optional Redemption.

Prior to August 10, 2029, the Issuer may, at its option, at any time, in whole, or from time to time, in part, redeem the Notes, at a redemption price calculated by the Issuer equal to the greater of:

(A)   100% of the principal amount of the Notes being redeemed; and

(B)   the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (assuming such Notes matured on August 10, 2029), (not including any portion of any payments of interest accrued to the Redemption Date), discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate (as defined herein), plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the Redemption Date.

On or after August 10, 2029 (the “Par Call Date”), the Issuer may, at its option, at any time, in whole, or from time to time, in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the Redemption Date.

Notwithstanding the foregoing, installments of interest on this Note that are due and payable on interest payment dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the Holder hereof as of the close of business on the relevant Record Date according to this Note and the Indenture.

The Issuer will give notice of any redemption at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed at its registered address, provided that while the Notes are represented by one or more global Notes, notice of redemption may, at the Issuer’s option, instead be given to holders of Notes (and beneficial interests therein) in accordance with the applicable rules and regulations of Euroclear and Clearstream. Once notice of redemption is transmitted, the Notes called for redemption will become due and payable on the Redemption Date and at the applicable Redemption Price, together with accrued and unpaid interest of such Notes to, but excluding, the Redemption Date.

The Issuer shall give the Trustee notice of the Redemption Price promptly after the calculation thereof, and the Trustee shall not be responsible for such calculation. Notwithstanding Section 1104 of

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the Indenture, the notice of such redemption need not set forth the Redemption Price but only the manner of calculation thereof.

“Comparable Government Bond” means the Federal Republic of Germany government security or securities selected by one of the Reference Government Bond Dealers appointed by the Issuer as having an actual or interpolated maturity comparable with the remaining term of the Notes (assuming the Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a maturity comparable to the remaining term of the Notes assuming the Notes matured on the Par Call Date.

“Comparable Government Bond Price” means, with respect to any Redemption Date, (A) the arithmetic average of the Reference Government Bond Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (B) if the Calculation Agent obtains fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.

The “Comparable Government Bond Rate” will be determined by the Calculation Agent (as defined below) on the third Business Day preceding the Redemption Date and means, with respect to any date of redemption, the rate per annum equal to the yield to maturity calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the Comparable Government Bond, assuming a price for the Comparable Government Bond (expressed as a percentage of its principal amount) equal to the Comparable Government Bond Price for such date of redemption.

“Calculation Agent” means an independent investment banking or commercial banking institution of international standing appointed by the Issuer.

“Reference Government Bond Dealer” means each of four banks selected by the Issuer, which are (A) primary European government securities dealers, and their respective successors, or (B) market makers in pricing corporate bond issues.

“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any Redemption Date, the arithmetic average, as determined by the Calculation Agent, of the bid and offered prices for the Comparable Government Bond (expressed in each case as a percentage of its principal amount) at 11:00 a.m., Central European Time (CET), on the third Business Day preceding such date for redemption quoted in writing to the Calculation Agent by such Reference Government Bond Dealer.

Unless the Issuer defaults in the payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on this Note or any portion of this Note called for redemption (unless the Issuer defaults in the payment of the Redemption Price and accrued interest). On or before the Redemption Date, the Issuer will deposit with the London Paying Agent or the Trustee money sufficient to pay the Redemption Price of and accrued interest on this Note to be redeemed on that Redemption Date. If less than all of the principal amount of this Note is to be redeemed, the Notes to be redeemed will be selected in accordance with applicable depositary procedures; provided, however, that no Notes of a principal amount of €100,000 or less shall be redeemed in part. This Note shall not be entitled to the benefit of any mandatory redemption or sinking fund.

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8.	Payment of Additional Amounts

The Issuer will, subject to the exceptions and limitations set forth below, pay as additional amounts (“Additional Amounts”) to a Holder that is a United States Alien (as defined below) such amounts as may be necessary so that every net payment on this Note after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge of whatever nature imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount to be then due and payable. However, the Issuer will not be required to make any payment of Additional Amounts for or on account of:

(a)          any tax, assessment or other governmental charge that would not have been imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such holder, if such holder is an estate or a trust, or a member or shareholder of such holder, if such holder is a partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in trade or business or present therein or having or having had a permanent establishment therein, or (ii) the presentation by the holder of a Note for payment more than 15 days after the date on which such payment became due and payable or on which payment thereof was duly provided for, whichever occurs later;

(b)          any estate, inheritance, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge;

(c)          any tax, assessment or other governmental charge that would not have been imposed but for such holder’s past or present status as a controlled foreign corporation, passive foreign investment company (including a qualified election fund) or foreign private foundation or other tax exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States Federal income tax;

(d)          any tax, assessment or other governmental charge that is payable otherwise than by deduction or withholding from a payment on a Note;

(e)          any tax, assessment or other governmental charge required to be deducted or withheld by any paying agent from any payment on a Note, if such payment can be made without such deduction or withholding by any other paying agent;

(f)          any tax, assessment or other governmental charge that would not have been imposed but for the holder’s failure to comply with any applicable certification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a Note if, without regard to any tax treaty, such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(g)          any tax, assessment or other governmental charge imposed by reason of the holder (i) owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote, (ii) receiving interest described in Section 881(c)(3)(A) of the United States Internal Revenue Code or (iii) being a

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controlled foreign corporation with respect to the United States that is related to the Issuer by actual or constructive stock ownership;

(h)          any tax, assessment or other governmental charge that is imposed on a payment pursuant to Sections 1471 through 1474 of the United States Internal Revenue Code (FATCA), any Treasury regulations and official interpretations thereof, and any regulations or official law, agreement or interpretations thereof implementing an intergovernmental approach thereto; or

(i)          any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);

nor shall such Additional Amounts be paid with respect to any payment on this Note to a Holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of this Note.

For purposes of the foregoing, the holding of or the receipt of any payment with respect to a Note shall not constitute a connection between the Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or a person having power over, such Holder if such Holder is an estate, a trust, a partnership or a corporation) and the United States.

The term “United States Alien” means any person who, for United States Federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States Federal income tax purposes, a foreign corporation, a nonresident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

9.	Redemption for Tax Reasons

If the Issuer has or will become obliged to pay Additional Amounts (as described above in Section 8) as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after November 3, 2021, and the Issuer determines that such obligation cannot be avoided by the use of reasonable measures then available to it, the Issuer may, at its option, at any time, having given not less than 10 nor more than 60 days’ prior written notice to Holders, redeem, in whole, but not in part, the Notes at a redemption price equal to 100% of its principal amount, together with accrued and unpaid interest on the Notes being redeemed to, but excluding, the Redemption Date, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such Additional Amounts if a payment in respect to the Notes was due on such date. Such notice of redemption shall specify the principal amount to be redeemed, ISIN and Common Code numbers to be redeemed, the Redemption Date, the Redemption Price or if not ascertainable, then the manner of calculation thereof, the place or places of payment and that payment will be made upon presentation and surrender of the Notes to be redeemed. Once notice of redemption is transmitted, the Notes called for redemption will become due and payable on the Redemption Date and at the applicable Redemption Price, together with accrued and unpaid interest to, but excluding, the Redemption Date. Prior to the transmission or publication of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Trustee a certificate signed by two executive officers of the Issuer stating that the Issuer is entitled to effect such redemption

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and setting forth a statement of facts showing that the conditions precedent to the Issuer’s right to so redeem this Note has occurred.

10.	Defaults and Remedies.

If an Event of Default occurs with respect to the Notes and is continuing, then the Trustee or the holders of at least 25% in principal amount of the outstanding Notes, may declare the principal of all of the outstanding Notes, together with all accrued and unpaid interest and premium, if any, due and payable immediately. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes, provided that the direction is not in conflict with any rule of law, the Indenture or the Notes. The Trustee may withhold from Holders of Notes notice of default, except default in payment of principal, any premium, interest or sinking fund payment, if it determines that it is in the interest of the holders to do so. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity as it reasonably requires.

11.	Authentication.

Unless the Certificate of Authentication hereon has been executed by the Trustee by manual or electronic signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

12.	Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

13.	Common Code/ISIN Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused Common Code/ISIN numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

14.	Governing Law.

The Indenture and the Notes shall be governed by, and construed in accordance with, the internal laws of the State of New York.

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address including postal zip code of assignee)

this Note and all rights thereunder hereby irrevocably constituting and appointing

Attorney to transfer this Note on the books of the Issuer, with full power of substitution in the premises.

Dated:

Notice: The signature(s) on this Assignment must correspond with the name(s) as written upon the face of this Note in every particular, without alteration or enlargement or any change whatsoever.
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